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              ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE


     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE (this "Assignment and Bill of Sale") is made and entered into as of this ____ day of May, 1994 by and between PATRICK CARPET MILLS OF CALIFORNIA, INC., a California corporation ("Patrick") and DIXIE YARNS, INC., a Tennessee corporation ("Dixie").


                              W I T N E S S E T H


WHEREAS, contemporaneously herewith an Asset Purchase Agreement is being entered into by and among Patrick and Dixie (the "Asset Purchase Agreement"); and

WHEREAS, subject to the terms of the Asset Purchase Agreement, Patrick has agreed to sell, transfer and convey to Dixie all of Patrick's right, title and interest in and to the Purchased Assets; and

WHEREAS, subject to the terms of the Asset Purchase Agreement, Patrick has agreed to assign to Dixie, and Dixie has agreed to assume the Assumed Liabilities; and

WHEREAS, the execution and delivery of this Assignment and Bill of Sale is required in connection with the Asset Purchase Agreement.


NOW, THEREFORE, in consideration of the premises and the execution and delivery of the Asset Purchase Agreement, the receipt and legal sufficiency of such consideration being hereby acknowledged, Patrick and Dixie agree as follows:


1. Capitalized terms used but not defined herein shall have the meanings given such terms in the Asset Purchase Agreement.

2. Pursuant to the terms of the Asset Purchase Agreement, Patrick hereby sells, transfers and conveys to Dixie, and Dixie hereby purchases, receives and accepts from Patrick the Purchased Assets.

3. TO HAVE AND TO HOLD all of the Purchased Assets unto Dixie, its successors and assigns, for its and their own use and benefit forever.

4. Patrick hereby constitutes and appoints Dixie, its successors and assigns, Patrick's true and lawful attorney, with full power of substitution, in Patrick's name and stead, but on behalf of and for

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the benefit of Dixie, its successors and assigns, to demand and receive any and all of the Purchased Assets transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Patrick's name, or otherwise, at the expense and for the benefit of Dixie, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Dixie, its successors or assigns, may deem proper for the collection or reduction to possession of any of the Purchased Assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred, assigned and delivered, or intended so to be, and to do all reasonable acts and things in relation to the Purchased Assets transferred hereunder, Patrick hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Patrick in any manner or for any reason whatsoever.

5. Pursuant to the terms of the Asset Purchase Agreement, Patrick hereby assigns to Dixie and Dixie hereby assumes from Patrick the Assumed Liabilities.



IN WITNESS WHEREOF, Patrick and Dixie have caused this Bill of Sale to be executed and delivered on the day and year aforesaid.


PATRICK CARPET MILLS OF
CALIFORNIA, INC.
d/b/a PATRICK CARPETS                   DIXIE YARNS, INC.


By: /s/ Frank V. Celiberti              By: /s/ Gary A. Harmon
   -------------------------               -----------------------

Title: Chairman                         Title: Treasurer
      ----------------------                  --------------------

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